Filed pursuant to Rule 433
Registration Statement No. 333-130040
Dated September 27, 2007
FINAL PRICING TERMS
ING GROEP N.V.

Issuer:	ING Groep N.V.
Securities:	7.375% ING Perpetual Hybrid Capital Securities
Expected Ratings:	A1 / A (Stable/Stable)
Format:	SEC Registered (Global)
Size:	US$1,500,000,000
Greenshoe Option:	No
Trade date:	September 27, 2007
Maturity:	Perpetual
Settlement:	October 4, 2007 (T+5)
Price to public:	US$25 (per security plus accrued interest if any from October 4, 2007)
Coupon:	7.375% per annum from October 4, 2007
Interest payment dates:	January 15, April 15, July 15 and October 15 of each year beginning January 15, 2008, unless the issuer’s obligation to pay some or all of the interest otherwise payable is deferred
Record dates:	15 days before the interest payment date whether or not a business day
Regular optional first call:	On October 15, 2012 or any interest payment date thereafter in whole but not in part at par plus outstanding amounts

Early redemption due to tax and regulatory events (see preliminary prospectus for information on early redemption events)
Denoms:	US$25, per hybrid capital security, and integral multiples thereof
Joint bookrunners:	Citi and Wachovia Securities
Joint lead manager:	ING Financial Markets
Co-managers:	Merrill Lynch & Co, Morgan Stanley, UBS Investment Bank, Banc of America Securities LLC, RBC Capital Markets, ABN AMRO Incorporated, A.G. Edwards, JPMorgan, Lehman Brothers
Listing:	New York Stock Exchange
Cusip:	456837707
ISIN:	US4568377075

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free:
CITIGROUP GLOBAL MARKETS INC.: 1 877 858 5407
WACHOVIA CAPITAL MARKETS, LLC: 1-866-289-1262